Exhibit (h)(3)
AMENDED AND RESTATED
CO-ADMINISTRATION AGREEMENT
     AMENDED AND RESTATED CO-ADMINISTRATION AGREEMENT (this “Agreement”) made February 13, 2008, effective as of October 1, 2007 (the “Effective Date”), between First Focus Funds, Inc. (the “Company”), a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197, and Citi Fund Services Ohio, Inc. (“Citi”), formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.
     WHEREAS, the Company and Citi entered into a Co-Administration Agreement dated October 1, 2006 (“Co-Administration Agreement”) pursuant to which Citi performs certain administration services for the Company and each investment portfolio of the Company, as now in existence or as hereafter may be established from time to time (individually referred to herein as a “Fund” and collectively as the “Funds”); and
     WHEREAS, the Company and Citi desire to amend and restate the Co-Administration Agreement to provide for, among other things, additional reporting services to be provided by Citi and the reduction of certain fees.
     NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Company and Citi hereby agree as follows:
1. Retention of Citi
     The Company hereby retains Citi to act as the co-administrator of the Company and to furnish the Company and Funds with the management and administrative services as set forth in Section 2 below. Citi hereby accepts such appointment to perform the duties set forth below.
     Citi shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.
     The Company and FNB Fund Advisers (the “Adviser”), which acts as investment adviser to the Company, have entered into a Co-Administration Agreement (the “Adviser Co-Administration Agreement”) dated October 1, 2006. The Adviser provides certain administration services for the Company pursuant to the Adviser Co-Administration Agreement. The Company agrees that in no event will Citi be responsible for the performance of any services that are the responsibility of the Adviser as set forth in the Adviser Co-Administration Agreement. Citi and the Company agree that as of the Effective Date, the Co-Administration Agreement shall be terminated and of no further force or effect.

2. Administration Services
     Citi shall perform or supervise the performance by others of administrative services in connection with the operations of the Company and Funds, and, on behalf of the Company, shall investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Company’s and Funds’ operations. Citi shall provide the Board of Directors of the Company (hereafter referred to as the “Board”) with such reports regarding investment performance as it may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.
     Citi shall provide the Company with all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders’ and Board meetings) for handling the affairs of the Company and Funds and such other services as Citi shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board, Citi shall make reports to the Board concerning the performance of its obligations hereunder.
     Without limiting the generality of the foregoing, Citi shall in a timely manner:
(a)	calculate contractual Company expenses and control all disbursements for the Company, and as appropriate, compute the Company’s yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

(b)	prepare (i) the annual update to the Company’s registration statement on Form N-1A and (ii) other amendments to the Company’s registration statement and supplements to its Prospectus and Statement of Additional Information, and (iii) submit the same for review by the Company and its counsel, and file any of the foregoing with the Securities and Exchange Commission (the “SEC” or “Commission”);

(c)	prepare such reports, applications and documents (including reports regarding the sale and redemption of shares of beneficial interest in the Company as may be required in order to comply with Federal and state securities laws) as may be necessary or desirable to register the shares of beneficial interest in the Company (“Shares”) with state securities authorities, monitor the sale of Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Company and the Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the registration of the Company and the Shares with state securities authorities to enable the Company to make a continuous offering of its Shares;

(d)	coordinate and prepare, with the assistance of the Funds’ investment adviser and officers, communications to shareholders of record of the Funds (“Shareholders”), including the annual report to Shareholders; prepare and file with the SEC the semi-annual report for the Funds on Forms N-SAR and N-CSR and all required notices pursuant to Rule 24f-2; file holdings reports on Form N-Q as required at the end of the first and third fiscal quarters of each year; coordinate the printing and distribution of prospectuses, supplements, proxy materials and reports to Shareholders; and coordinate the solicitation and tabulation of proxies in connection with the annual meeting of Shareholders each year, if one is held;

(e)	administer contracts on behalf of the Company with, among others, the Company’s investment advisers, distributor, custodian, transfer agent and fund accountant;

(f)	supervise the Company’s transfer agent with respect to the payment of dividends and other distributions to Shareholders;

(g)	calculate performance data of the Funds for dissemination to up to six (6) information services covering the investment company industry;

(h)	coordinate and supervise the preparation and filing of the Company’s tax returns;

(i)	examine and review the operations and performance of the various organizations providing services to the Company or any Fund, including, without limitation, the investment advisers, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board, report to the Board on the performance of such organizations;

(j)	assist with the layout and printing of prospectuses and assist with and coordinate layout and printing of the Funds’ semi-annual and annual reports to Shareholders;

(k)	assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

(l)	make available appropriate individuals to serve as officers of the Company, upon designation as such by the Board to serve in ministerial capacities related to services provided by Citi as determined by the Board, or to serve in executive capacities subject to the provisions of Schedule D;

(m)	advise the Company and the Board on matters concerning the Company, the Funds and their affairs;

(n)	obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Company at the expense of the

Company and Funds in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the Investment Company Act of 1940, as amended (the “1940 Act”), to the extent such bonds and policies are approved by the Board;

(o)	monitor and advise the Company and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended;

(p)	perform required administrative services and functions of the Company and each Fund to the extent administrative services and functions are not provided to the Company or such Fund pursuant to the Company’s or such Fund’s investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement or fund accounting agreement;

(q)	maintain corporate records on behalf of the Company, including, but not limited to, minute books, Articles of Incorporation and By-Laws; provide appropriate personnel to attend Board meetings and record the minutes of such meetings, and produce and distribute materials for Board meetings, including relevant sections of the Board materials pertaining to the responsibilities of Citi;

(r)	furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Company and Citi shall determine desirable;

(s)	assist in developing compliance procedures for each Fund, and provide compliance monitoring services incorporating certain of those procedures, which will include, among other matters, compliance with each Fund’s investment objective, defined investment policies, restrictions, and tax diversification, distribution and income requirements, as are determinable based upon the Fund’s accounting records;

(t)	monitor services provided under Shareholder Service Plans adopted by the Board and financial institutions that serve, or propose to serve, as shareholder services agents thereunder (“Shareholder Service Agents”); coordinate the services to be rendered by Shareholder Service Agents pursuant to Shareholder Service Agreements under Shareholder Service Plans, and review the qualifications of Shareholder Service Agents to serve as such under the relevant Shareholder Service Plan; coordinate and assist in the Company’s execution and delivery of Shareholder Service Agreements; report to the Board regarding amounts paid under Shareholder Service Agreements and the nature of Services provided by the Shareholder Service Agents thereunder; and maintain appropriate records in connection with the foregoing;

(u)	provide assistance and guidance to the Company with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may effect the Company, and assisting in strategic planning in response thereto; assisting the Company in responding to and providing documents for routine regulatory examinations or investigations; and working closely with counsel to the Company in response to such routine or non-routine regulatory matters;

(v)	assist the Company in preparing for Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by the Company and its counsel, preparing Board agendas and minutes, (iii) preparing the relevant sections of the Board materials pertaining to the responsibilities of Citi, (iv) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans, and related matters, (v) overseeing and coordinating payment of Director compensation, and (vi) performing such other Board meeting functions as agreed by the parties; and

(w)	provide proxy support services by (i) coordinating proxy solutions and (ii) attending Shareholder meetings and recording the minutes.

(x)	make a Citi employee available to the Company to serve, upon designation as such by the Board, as its Anti-Money Laundering Compliance Officer (or under such other title to perform similar functions).

(y)	From time to time, upon request of the Company, provide performance reporting services (“Performance Reporting Services”) consisting of one or more of the following:
(i) Creation of templates for the Management’s Discussion of Fund Performance (“MDFP”) section of the annual or semi-annual report;
(ii) Creation of templates for, and typesetting of, the annual and semi- annual reports, including the financial statements;
(iii) Population of the templates with data obtained from third parties, and coordination with third parties responsible for the review of the MDFP;
(iv) Coordination with the print vendor for final printing of the annual and semi reports; and
(v) Creation of templates for, and preparation of, reports to the Company’s Board.

     Citi shall perform such other administration services for the Company that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Funds; preparing an annual list of Shareholders; and mailing notices of Shareholders’ meetings, proxies and proxy statements, for all of which the Company will pay such fees as may be mutually agreed upon, including Citi’s out-of-pocket expenses.
2A Anti-Money Laundering Compliance.
     The Company acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), and must comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects. Except to the extent expressly provided herein, Citi shall not be responsible for ensuring that the Company complies with its obligations under the Applicable AML Laws. Without prejudice to the foregoing, Citi will provide an appropriate person to serve as the Company’s anti-money laundering compliance officer (“AML Compliance Officer”), and, subject to the Company’s compliance with practices and procedures agreed between the parties from time to time (collectively, the “Procedures”), Citi agrees to cooperate with and assist the Company in complying with its obligations by causing the AML Compliance Officer to render the anti-money laundering services described on Schedule B hereto.
     The Company will maintain full responsibility for ensuring that its anti-money laundering program (the “AML Program”) is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Company, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering. Neither Citi nor the AML Compliance Officer shall be responsible or liable for failure to undertake any responsibilities or provide any services resulting from an amendment to the AML Program unless Citi has consented in writing thereto.
     In connection with the appointment of the AML Compliance Officer, the Company also acknowledges that the duties of the AML Compliance Officer may involve the exercise of discretion, which in some circumstances may result in consequences to the Company and its Shareholders (such as in the case of the reporting of suspicious activities and the freezing of Shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, the AML Compliance Officer is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with the Company shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Company instructs the AML Compliance Officer that it may avail the Company of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder. To the extent prudent or necessary in order to comply with the Company’s AML Program or Applicable AML

Laws, the AML Compliance Officer shall be entitled, to refuse, in good faith, to permit particular transactions to be consummated.
     The Fund agrees to provide the AML Compliance Officer with all access to, and upon request such copies of, the records and other documentation reasonably designated by him or her as being relevant to the identity and transaction records of Fund investors, to otherwise assist him or her in complying with any obligations under the Applicable AML Laws.
     The Company agrees to retain a copy of all materials related to compliance with the AML Program and Applicable AML Laws (including those used for identification purposes and, in the case of transactions, the original documents or copies admissible in legal proceedings) for a period of at least 5 years after either the relationship with the investor has ended or the execution of the transaction. Notwithstanding the foregoing, the Company shall retain records for any other period specified in the AML Program or under Applicable AML Laws.
     The Company represents and warrants that (a) the Board has approved and adopted the AML Program (a copy of which has been delivered to Citi), (b) the individual nominated by Citi as the Company’s AML Compliance Officer has been approved and appointed as an officer of the Company by the Board, and (c) the delegation of certain services hereunder to Citi, as provided above, has been duly approved by the Board.
     Notwithstanding any provision of this Agreement that expressly or by implication provides to the contrary, Citi shall not be liable for any loss, damage, cost, expense or liability incurred or sustained by the Company or any claim brought against any Company as a result of the Company’s failure to comply with its obligations under Applicable AML Laws except to the extent such failure is a direct and proximate result of a material breach of this Agreement by Citi or its agents, and neither Citi nor any individual serving from time to time as the Company’s AML Compliance Officer shall have any liability to the Company or any of its directors, officers, employees, interest holders or service providers for any actions taken or omissions by such individual in the course of acting as AML Compliance Officer unless such act or failure to act constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of such individual’s duties hereunder as AML Compliance Officer.
2B. Service Standards.
     From time to time, the Company may propose certain service standards, deliverables, and deadlines applicable to the provision of the services under this Agreement or certain aspects of the services. Upon acceptance in writing by the parties, such terms shall be deemed to be incorporated into this Agreement as Schedule C. The same may be amended from time to time following review and written consent of the parties.

3. Services as Fund Accountant.
(a)	Maintenance of Books and Records. Citi will keep and maintain the following books and records of each Fund pursuant to Rule 31a — 1 (the “Rule”) under the 1940 Act:
(i)	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

(iii)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

(iv)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.
(b)	Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, Citi shall perform the following accounting services daily for each Fund:
(i)	Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 3(b)(ii) below;

(ii)	Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund’s investment adviser or its designee, as approved by the Company’s Board;

(iii)	Verify and reconcile with the Funds’ custodian all daily trade activity;

(iv)	Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

(v)	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to Shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

(vi)	Report to the Company the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

(vii)	Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

(viii)	Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Company;

(ix)	Update fund accounting system to reflect rate changes, as received from a Fund’s investment adviser, on variable interest rate instruments;

(x)	Post Fund transactions to appropriate categories;

(xi)	Accrue expenses of each Fund according to the budget prepared by Citi;

(xii)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

(xiii)	Provide accounting reports in connection with the Company’s regular annual audit and other audits and examinations by regulatory agencies; and

(xiv)	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.
(c)	Special Reports and Services.
(i)	Citi may provide additional special reports upon the request of the Company or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

(ii)	Citi may provide such other similar services with respect to a Fund as may be reasonably requested by the Company, which may result in an additional charge, the amount of which shall be agreed upon between the parties.
(d)	Additional Accounting Services. Citi shall also perform the following additional accounting services for each Fund, without additional compensation:
(i)	Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Company. The unaudited financial statements will include the following items:
A)	Unaudited Statement of Assets and Liabilities,

B)	Unaudited Statement of Operations,

C)	Unaudited Statement of Changes in Net Assets, and

D)	Unaudited Condensed Financial Information;
(ii)	Provide accounting information for the following:

A)	Federal and state income tax returns and federal excise tax returns;

B)	The Company’s semi-annual reports with SEC on Form N-SAR and N-CSR;

C)	The Company’s annual, semi-annual and quarterly (if any) shareholder reports;

D)	Registration statements on Form N-1A and other filings relating to the registration of Shares;

E)	Citi’s monitoring of the Company’s status as a regulated investment Company under Subchapter M of the Internal Revenue Code, as amended;

F)	Annual audit by the Company’s auditors; and

G)	Examinations performed by the SEC.
4. Allocation of Charges and Expenses
(a)	Citi. Citi shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. Citi shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company and Directors of the Company who are affiliated persons of Citi or any affiliated corporation of Citi; provided, however, that unless otherwise specifically provided, Citi shall not be obligated to pay the compensation of any employee of the Company retained by the Board to perform services on behalf of the Company.

(b)	The Company. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of Citi or any affiliated corporation of Citi (fees for other “interested Directors” may be paid by parties other than the Company), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

5. Compensation
(a)	The Company shall pay Citi compensation for the services to be provided by Citi under this Agreement in accordance with, and in the manner set forth in Schedule A attached hereto.

(b)	If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Citi’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of Citi’s compensation for the preceding month shall be made promptly.

(c)	Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement
6. Reimbursement of Expenses and Miscellaneous Service Fees
(a)	In addition to paying Citi the fees provided in Section 5 and Schedule A, the Company agrees to reimburse Citi for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:
(i)	All freight and other delivery and bonding charges incurred by Citi in delivering materials to and from the Company;

(ii)	All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Citi in communication with the Company, the Company’s investment adviser or custodian, dealers or others as required for Citi to perform the services to be provided hereunder;

(iii)	The cost of microfilm or microfiche of records or other materials;

(iv)	All systems-related expenses associated with the provision of special reports and services pursuant to Section 3(c) herein;

(v)	Any expenses Citi shall incur at the written direction of an officer of the Company (other than an employee of Citi) thereunto duly authorized; and

(vi)	Any additional expenses reasonably incurred by Citi in the performance of its duties and obligations under this Agreement (but not including any amounts related to pricing information, other than as provided in paragraph 6(b)(iii), below).
(b)	In addition, Citi shall be entitled to receive the following amounts:
(i)	Systems development fees billed at a mutually agreed hourly rate, as approved by the Company;

(ii)	Ad hoc reporting fees billed at an agreed upon rate; and

(iii)	Charges for the pricing information obtained from third party vendors for use in pricing the securities of each Fund’s portfolio pursuant to Section 3(b)(ii) of this Agreement, which shall not exceed the amounts that would be incurred if the Fund were to obtain the information directly from the relevant vendor or vendors.
7. Standard of Care; Uncontrollable Events; Limitation of Liability
     Citi shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by Citi in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of Citi shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Citi hereunder.
     Citi shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company’s reasonable request (or at regular intervals, as mutually agreed), Citi shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, Citi assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond Citi’s reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, Citi shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.
     NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8. Activities of Citi
     The services of Citi rendered to the Company are not to be deemed to be exclusive. Citi is free to render such services to others and to have other businesses and interests. It is understood that Directors, officers, employees and Shareholders of the Company are or may be or become interested in Citi, as officers, employees or otherwise and that partners, officers and employees of Citi and its counsel are or may be or become similarly interested in the Company, and that Citi may be or become interested in the Company as a Shareholder or otherwise.
9. Term; Liquidated Damages.
     This Agreement shall continue in effect from the Effective Date through September 30, 2009 (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to this Agreement, this Agreement shall be renewed automatically for successive one year periods (“Rollover Periods”). This Agreement may be terminated only (i) by provision of a written notice of non-renewal provided at least 60 days prior to the end of the Initial Term or any Rollover Period (which notice of non-renewal will cause this Agreement to terminate as of the end of the Initial Term or such Rollover Period, as applicable), (ii) by mutual agreement of the parties, (iii) for “cause,” as defined below, upon the provision of 30 days advance written notice by the party alleging cause,” or (iv) after the Initial Term, by either party, upon the provision of at least sixty (60) days advance written notice to the other party.
     For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) as provided in Schedule C (Service Standards). Citi shall not terminate this Agreement pursuant to clause (a) above based solely upon the Company’s failure to pay an amount to Citi which is the subject of a good faith dispute, if (i) the Company is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances, and (ii) the Company continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).
     Notwithstanding the foregoing, following any such termination, in the event that Citi in fact continues to perform any one or more of the services contemplated by this Agreement with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by Citi but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. Citi shall be entitled to collect from the Company, in addition to the fees and disbursements provided by Sections 5 and 6 hereof, the amount of all of Citi’s cash disbursements in connection with Citi’s activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties of the Company’s property, records, instruments and documents, such amount to be paid on or before the date of such termination.
     If, for any reason other than (i) non-renewal, (ii) mutual agreement of the parties, (iii) “cause”, or (iv) upon at least sixty (60) days advance written notice given by either party after the expiration of the Initial Term, the Company terminates this Agreement, or the Company terminates Citi’s services, or Citi is replaced as service provider (excluding any Sub-Administrator appointed as provided in Section 10 hereof) to the Company or some or all of the Funds, then the Company shall make a one-time cash payment to Citi, in consideration of the fee structure and services to be provided under this Agreement, equal to the balance that would be due Citi for its services under this Agreement during the lesser of (x) the balance of the Initial Term or any applicable Rollover Period, as the case may be, or (y) 12 months, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by Citi for each month would be based upon the average fees payable to Citi monthly during the 12 months before the date of the event that triggers such payment.
     In the event that the Company or any Fund is, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by Citi pursuant to this Agreement, the liquidated damages provision set forth above shall be applicable. Notwithstanding the foregoing, up to ten percent (10%) of the aggregate assets of the Company may be completely dissolved or liquidated in any given year without incurring liquidated damages, but only if the dissolution or liquidation occurs for legitimate economic or regulatory reasons (and is evidenced by a resolution of the Board), rather than pursuant to any express or tacit plan, understanding or arrangement whereby the assets of the Fund are designed or intended to migrate, directly or indirectly, to another investment company or other investment vehicle that is not serviced by Citi.
     If one of the events described above is partial (e.g., a termination of Citi as provider of some but not all of the services set forth in this Agreement, or a liquidation of some but not all of the Funds), the liquidated damages amount payable by the Company shall be appropriately adjusted on a pro rata basis.
     Any liquidated damages amount payable to Citi shall be paid by the Company on or before the date of the event that triggers the payment obligation.
     The parties further acknowledge and agree that, upon the occurrence of any of the events described above: (i) a determination of actual damages incurred by Citi would be extremely difficult, and (ii) the liquidated damages payment described above is intended to adequately compensate Citi for damages incurred and is not intended to constitute any form of penalty.

10. Assignment
     This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that Citi may, at its expense and with the advance approval of the Board, subcontract with any entity or person concerning the provision of administration services contemplated hereunder (a “Sub-Administrator”). Citi shall not, however, be relieved of any of its obligations under this Agreement by the appointment of any Sub-Administrator or other subcontractor and Citi shall be responsible, to the extent provided in Section 10 hereof, for all acts of any Sub-Administrator as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.
11. Indemnification
     The Company agrees to indemnify and hold harmless Citi, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) of every nature and character (collectively, “Losses”) arising out of or relating to Citi’s actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to Citi by the Company, the investment adviser, fund accountant, transfer agent or custodian thereof; provided that this indemnification shall not apply to actions or omissions of Citi in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.
     Citi shall indemnify, defend, and hold the Company harmless from and against any and all Losses arising out of or relating to Citi’s willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.
     If a Citi employee serves as the AML Compliance Officer, as long as such AML Compliance Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Company (and so long as he or she would not otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office), the Company shall indemnify the AML Compliance Officer and Citi and hold them harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or resulting from the service of such AML Compliance Officer in his or her capacity as an officer of the Company.
     The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited, provided that any such advanced expenses shall be reimbursed by the indemnified party if an ultimate determination is made that indemnification is not merited under the circumstances. If in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.
     The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume and thereby control the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.
12. Certain Records
     Citi shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by Citi on behalf of the Company shall be prepared and maintained at the expense of Citi, but shall be the property of the Company and will be surrendered promptly to the Company on request, and made available for inspection by the Company or by the Commission at reasonable times.
     Citi may at its option at any time, and shall promptly upon the Company’s demand, turn over to the Company and cease to retain Citi’s files, records and documents created and maintained by Citi pursuant to this Agreement which are no longer needed by Citi in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records shall be retained by Citi, at the Company’s expense, for six years from the year of creation, in which case Citi shall provide a list of what is retained. At the end of such six-year period, such records and documents shall be turned over to the Company, at the Company’s expense, unless the Company authorizes in writing the destruction of such records and documents.
     In case of any request or demand for the inspection of such records by another party, Citi shall notify the Company and follow the Company’s instructions as to permitting or refusing such inspection; provided that Citi may exhibit such records in any case where (i) disclosure is required by law, (ii) Citi is advised by counsel that it may incur liability for failure to make a disclosure, (iii) Citi is requested to divulge such information by duly-constituted authorities or court process, or (iv) Citi is requested to make a disclosure by the Company. Citi shall provide the Company with reasonable advance notice of disclosure pursuant to items (i) – (iii) of the previous sentence, to the extent reasonably practicable and in such instances afford the Company the opportunity to challenge any such disclosure requirement.
13. Insurance
     Citi shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, Citi shall provide evidence that coverage is in place. Citi shall promptly notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date of cancellation and the reasons therefore. Citi shall promptly notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company should the total outstanding claims made by Citi under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.
14. Legal Advice; Reliance on Prospectus and Instructions
     Citi may notify the Company if Citi reasonably determines that it is in need of the advice of counsel to the Company with regard to Citi’s responsibilities and duties pursuant to this Agreement. Citi may rely upon the advice of counsel to the Company; however, this Agreement shall not obligate counsel to the Company to render such advice. After so notifying the Company, if Citi does not obtain the advice of counsel to the Company within a reasonable period of time, Citi shall be entitled to seek, receive and act upon advice of legal counsel of its reasonable choosing at the reasonable expense of the Company unless relating to a matter involving Citi’s willful misfeasance, bad faith, negligence or reckless disregard of Citi’s responsibilities and duties hereunder. Citi shall in no event be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to legal advice rendered in accordance with this paragraph.
     As to the services to be provided hereunder, Citi may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company relating to the relevant Funds to the extent that such services are described therein, as well as the minutes of Board meetings (if applicable) and other records of the Company unless Citi receives written instructions to the contrary in a timely manner from the Company.
     Also, Citi shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Citi will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of written notice thereof from the Company.
     The Company shall furnish Citi with written copies of any amendments to, or changes in, the AML Program, Prospectus or Statement of Additional Information, forthwith upon such changes becoming effective. In addition, the Company agrees to provide Citi with advance written notice of any amendments to the foregoing. Citi will not be responsible for changing or conforming its services to any such amendments until Citi has reviewed and accepted responsibility for the relevant changes in services, in Citi’s reasonable discretion. Citi agrees to be responsible for changing or conforming its services to any such amendments where such changes to its services will not increase the burden (including, without limitation, cost or risk) to Citi, as reasonably determined by Citi, subject to Citi’s receipt of advance written notice of amendments, and further subject to Citi’s timetable for the implementation of such changes, and the Company’s agreement to reimburse Citi for any costs of implementation. Citi will consider changes to its services in good faith. In the event that any amendment, or any change in laws applicable to the Company would require Citi to make specific changes to its service model, Citi will use reasonable good faith efforts to inform the Company of the changes that would be necessary, and set out the estimated costs and estimated implementation timetable for any additional services. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional service. The Company shall furnish Citi with written copies of any amendments to, or changes in, any of the items referred to in this Section forthwith upon such amendments or changes becoming effective.
15. Notice
     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to 1620 Dodge Street, Omaha, NE 68197; Attn: President; and if to Citi, to 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section. A copy of each notice to Citi shall be sent to Citigroup Fund Services, LLC, Two Portland Square, Portland, ME 04101 Attn: Legal Department
16. Governing Law and Matters Relating to the Company as a Nebraska corporation
     This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Directors, shareholders, nominees, officers, agents or employees of the Company personally, but shall bind only the Company property. The execution and delivery of this Agreement have been authorized by the Directors, and this Agreement has been signed and delivered by an authorized officer of the Company, acting as such.

17. Representations and Warranties
     The Company represents and warrants to Citi that this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. The Company further represents that this Agreement has been presented to and reviewed by the Board and that the Board has approved this Agreement. The Company has entered into a confidentiality agreement, in accordance with U.S. Department of the Treasury, Financial Crimes Enforcement Network (“FinCEN”) release FIN-2006-G013, dated October 4, 2006, with the Company’s investment adviser, and the Company hereby authorizes Citi, acting in its capacity as transfer agent, to provide the investment adviser with information related to shareholder Suspicious Activity Reports, upon request.
     Citi represents and warrants that: (a) the various procedures and systems which Citi has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and Citi’s records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and (b) this Agreement has been duly authorized by Citi and, when executed and delivered by Citi, will constitute a legal, valid and binding obligation of Citi, enforceable against Citi in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.
     EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY Citi ARE COMPLETELY DISCLAIMED.
18. Privacy
     Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to Citi, or collected or retained by Citi in the course of performing its duties shall be considered confidential information. Citi shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of Citi except at the direction of the Company or as required or permitted by law. Citi represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. The Company represents to Citi that it has adopted a Statement of its privacy policies and practices as required by the Commission’s Regulation S-P and agrees to provide Citi with a copy of that statement annually.
19. Miscellaneous
(a)	Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)	This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

(c)	This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d)	No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto. The parties hereto may amend such procedures as may be set forth herein by written agreement as may be appropriate or practical under the circumstances, and Citi may conclusively assume that any special procedure which has been approved by an executive officer of the Company (other than an officer or employee of Citi) does not conflict with or violate any requirements of the Company’s Articles of Incorporation, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

(e)	The terms “interested person” and “affiliated person,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Commission.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

FIRST FOCUS FUNDS, INC

By: Name	\s\ Michael Summers Michael Summers
Title:	President

CITI FUND SERVICES OHIO, INC.

By: Name:	\s\ Fred Naddaff Fred Naddaff
Title:	President

SCHEDULE A
TO THE
AMENDED AND RESTATED CO-ADMINISTRATION AGREEMENT
BETWEEN
FIRST FOCUS FUNDS, INC
AND CITI FUND SERVICES OHIO, INC
FEES
     In consideration of the services rendered and the expenses incurred by Citi pursuant to this Agreement, and subject to the annual minimum fees set forth below, Citi shall be paid from each Fund on the first business day of each month, or at such other time(s) as the parties hereto shall agree, fees computed at the annual rate set forth below, based on average daily net assets:

Assets	Fees
First $600 Million	8 basis points (0.08%)
$600 Million -$800 Million	4 basis points (0.04%)
Over $800 Million	3 basis points (0.03%)
     The foregoing asset-based fee is subject to a minimum Fund complex fee, which will be determined by multiplying the number of Funds by $30,000. For purposes of determining the minimum Fund complex fee, only the asset-based fee shall be taken into account. Performance Reporting Fees, AML compliance fees, N-Q reporting fees, out-of-pockets expenses and other service fees shall not be taken into account.
     Citi’s fee for providing an employee to serve as the Company’s AML Compliance Officer is included in the fee payable by the Company pursuant to that certain Amended and Restated Compliance Services Agreement (the “Compliance Services Agreement”) between Citi and the Company. In the event that the Compliance Services Agreement is terminated, Citi will charge an annual fee of $15,000 for providing an employee to serve as the Company’s AML Compliance Officer.
     As compensation for the Performance Reporting Services provided from time to time, the Company shall pay the fees and rates agreed upon at the time a request is made for such Performance Reporting Services. Citi shall provide the Company with a proposal approximately six (6) weeks prior to the end of the Company’s fiscal year, and the Company shall advise Citi of the Company’s acceptance of such proposal within two (2) weeks of submission thereof. A quote shall be provided upon request and shall be based upon the following schedule of fees:

Creative Direction and Design
Creation/Design of Cover Artwork	$500.00	Flat fee

Creation/Design of Book Style	$1,000.00	Flat fee

Editorial Services
Freelance writing services can be acquired to write the Chairman’s Letter, Shareholder Letter and Management’s Discussion of Fund Performance section, these services are supplied by freelance writers which are under contract with Citi.

Chairman’s Letter/President’s Letter - Interview
Chairman (or other officer) -Topics include performance, strategy, outlook, news. Draft letter (estimated 1300 to 1700 words). Revised letter per client comments.	$1,250.00

Interview Fund Manager via telephone or email. Draft fund write up (estimated 425 words). Revise letter per client comments.	$425.00

Coordination Charges
The Coordination charges include the following services: Coordination with all Citi internal and external contacts which includes: Citi Research, Investment Adviser and/or portfolio managers to provide all required research data; Distributor Compliance to ensure FINRA-related review, approval and filing (if necessary); Fund Counsel; Financial Services; external auditing firms; and all editorial services. Also includes coordination with the print vendor to verify that the client-requested stylistic criteria has been met.

Chairman’s/Shareholder Letter and 1 Fund	$3,000	Flat fee

Each additional Fund	$500	Per Fund

Typesetting — Initial Composition

New set page (from disk)	$45.00	per page

New set page (from hardcopy)	$45.00	per page

Quick Turnaround (QTA)/Rush Charges	$15.00	per page in addition to new set charge

Quick Turnaround (QTA)/Rush Charges Graphs	$20.00	per page in addition to new set charge

Typesetting — Changes to Existing Composition

Author alterations — includes 5 alteration cycles — additional cycles will be charged at $15.00	$90.00	per page

Additional Alteration cycles billed outside the allotted 5 cycles	$15.00	per page

Quick Turnaround (QTA)/Rush Charges	$30.00	per page in addition to Author alteration charge

Charting

New Chart	$65.00	per chart

Author alterations to charts — includes 2 alteration cycles — additional cycles will be charged at an additional $15.00	$25.00	per chart 2 alteration cycles

Additional Alteration cycles billed outside the allotted 2 cycles	$15.00

Quick Turnaround (QTA)/Rush Charges	$20.00	per page in addition to Author alteration

Any out-of-pocket expenses for typesetting in connection with the Performance Reporting Services shall be limited to $12,500.00 per annum, unless otherwise agreed in writing by the Company.
Form N-Q Reporting Fee
$3,000 per Fund per filing

Annual Fee Adjustment
     Commencing on the one-year anniversary of the Effective Date, Citi may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.”

SCHEDULE B
TO THE
AMENDED AND RESTATED CO-ADMINISTRATION AGREEMENT
BETWEEN
FIRST FOCUS FUNDS, INC
AND
CITI FUND SERVICES OHIO, INC
AML COMPLIANCE OFFICER SERVICES
The AML Compliance Officer shall have the following responsibilities:
1. The duties listed in the Company’s AML Program.
2. On at least an annual basis and more frequently if necessary or desirable, provide a report to the Board that assesses the Company’s compliance with Applicable AML Laws.
3. At the Company’s expense, attend, no less frequently than annually, training or educational sessions designed to address prevention and detection of money laundering and reporting responsibilities relevant to the Company. Such training may be provided by Citi or an affiliate of Citi.

SCHEDULE C
TO THE
AMENDED AND RESTATED CO-ADMINISTRATION AGREEMENT
BETWEEN
FIRST FOCUS FUNDS, INC
AND CITI FUND SERVICES OHIO, INC.
SERVICE STANDARDS
1. The service standards set forth in the table below are designated as Category A and Category B, and are treated separately.
2. For purposes of the service standards, a failure to meet the standard occurs only when there is a failure to perform the relevant function under the terms of the Services Agreement governing Citi’s services, for which Citi would not be excused and for which Citi would be responsible under the Agreement (including, without limitation, under Articles 7 and 14).
3. If the required Performance Measurement associated with a Function is measured in a percentage that is applied monthly, it will be determined by dividing the total number of times that Function was satisfactorily performed during the month by the total number of times that Function occurred during the month.
EXAMPLE: With respect to the calculation of NAVs, if there were 22 business days and 9 non-money market funds in a particular month (“Month 1”), there should be 198 NAV calculations in Month 1. If there are 2 inaccurate NAV calculations in Month 1, the Performance Level for the month is 98.9% (196/198).
4. An inaccurate calculation of an NAV is defined as when the correct calculation is $.01 per share or more difference from the originally stated NAV. Such inaccuracy is considered one event and will only be counted on the day it first occurred, unless the source of the inaccuracy changes during the relevant period. An NAV error occurs at the Fund level and not the class level.
5. As concerns that timely transmission of NAVs to NASDAQ, it is anticipated that the Trust would not wish that Citi deliver an NAV to NASDAQ if the accuracy of the NAV is in question at the time it is necessary to transmit the NAV to NASDAQ. If Citi has reason to believe that an NAV is or may be incorrect, it may either “withhold” the NAV from NASDAQ or “withdraw” an NAV previously submitted, in consultation with the Funds’ pricing committee or the appropriate representative of the Funds. In such event, Citi shall not be deemed to have failed to report to NASDAQ by the applicable cut-off time.

Category A
For Category A Standards, there will be certain financial penalties assessed as follows. The first failure to meet a Category A Performance Standard (a “Deficiency”) shall not result in any penalty, and there shall not be a penalty for any Deficiency that occurs when there had been no Deficiency during the immediately preceding 12-month period (“Annual Period”). For any subsequent Deficiency involving a Category A Standard within a rolling Annual Period following any previous Deficiency, the monthly service fees payable to Citi for the month in which the latest Deficiency occurs shall be reduced (or credited back to the Company, if previously paid) as follows:
Second Deficiency — 10% of the Citi fees for the relevant month
Third Deficiency — 15% of the Citi fees for the relevant month
Fourth Deficiency — 25% of the Citi fees for the relevant month
Fifth and each additional Deficiency — 35% of the Citi fees for the relevant month
As per paragraph 3 above, if the required Performance Measurement associated with a Function is measured in a percentage that is applied monthly, no Deficiency will have occurred unless the monthly Performance Standard is not met. In the event that more than one such Deficiency occurs with respect to the same month, such month’s fees shall be reduced by the higher of the applicable percentages, but not both.
EXAMPLE: If in the Service Standards commence in January of Year 1, and there is a deficiency for February of Year 1, January of Year 2, and March of Year 2, the monthly services fees payable for January of Year 2 and for March of Year 2 are each to be reduced by 10%, as each constituted the second Deficiency within the most recent Annual Period. No other fees would be reduced unless additional Deficiencies .
Category B
For Category B Standards, In the event that Citi fails to perform the same Function according to the required Performance Measurement during any six (6) consecutive months, such failure shall be deemed to be one “Deficiency” for purposes of the termination provision below but are not subject to the financial penalties for Category A Deficiencies.
Termination Provision for Multiple Deficiencies
In the event that six (6) or more “Deficiencies,” as defined above with respect to any combination of Category A and Category B Service Standards occurs during any Annual Period, the Company shall have the right, exercisable within the sixty (60) days following the reporting of the sixth Deficiency, to terminate this Agreement upon sixty (60) days’ notice to Citi.

Functions	Performance Standard	Category
Fund Administration
Monthly Compliance Reports Sec Compliance Check Adviser Compliance	Completed review 10 business days after receipt of source reports	B

Reports
IRS Compliance Check Form N-SAR’s Preparation of identified items	60 days after fiscal year end	A

Form 24f-2’s Review	90 days after fiscal year end	A

Review 485 Prospectus Filings	Within the timeframe required by applicable regulation.	B

Financial Services
Verification of Performance Info	Verified performance info to Lipper info as published in The Wall Street Journal for applicable fds.	B

Expense Budgeting and Analysis	Analyzed and adjusted expense accruals, as needed, on a monthly basis. Citi will supply analysis by the 15th calendar day of the following month.	B

Payment of Invoices	All invoices paid accurately within 3 wks of receipt of invoice by Citi.	B

Payment of Asset-Based Fees	Recalculated and prepared payment authorizations for all asset-based fees on a monthly basis.	B

Annual and Semi-Annual Reports	Completed and mailed to shareholders by the 60th day following the report date	A

Capital gain calculations and subsequent distributions	Capital gain calculations and subsequent distributions must meet IRS	A

Functions	Performance Standard	Category
distribution requirements.
Fund Accounting
NAV’s accurately completed and reviewed	99% accurately completed and reviewed	A

NAV’s accurately reported to NASDAQ	99% accurately reported	A

NAV’s reported by NASDAQ Deadline	99% meet deadline	A

NAV’s interfaced with T/A	Target time is 6:15 p.m.	A

Faxed A.M. cash sheets to portfolio	Target time is 11:00 am	A

SCHEDULE D
TO THE
AMENDED AND RESTATED CO-ADMINISTRATION AGREEMENT
BETWEEN
FIRST FOCUS FUNDS, INC.
AND CITI FUND SERVICES OHIO, INC.
SUPPLEMENTAL SERVICES
     To assist the Company in connection with its obligations under Sections 302 and 906 of the Sarbanes Oxley Act of 2002 and Rule 30a-2 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Company, “Sarbanes-Oxley”), Citi will internally establish and maintain controls and procedures (“Citi internal controls”) designed to ensure that information recorded, processed, summarized, or reported by Citi and its affiliates on behalf of the Company and included in financial information certified by Company officers (“Certifying Officers”) on Form N-CSR and Form N-Q (“Reports”) is (a) recorded, processed, summarized, and reported by Citi within the time periods specified in the Commission’s rules and forms and the corresponding disclosure controls and procedures of the Funds (“Fund DCPs”), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.
     If requested by Certifying Officers with respect to a fiscal period during which Citi serves or served as financial administrator, Citi will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to Citi’s services. In rendering such sub-certifications concerning Fund Reports, Citi may (a) limit its representations to information prepared, processed and reported by Citi; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Funds, including any other service providers to the Funds (other than Citi and its affiliates) and compliance by such officers and agents with the Fund DCPs, including but not limited to, each Fund’s investment adviser(s) and custodian; and (c) assume that the Company has selected the appropriate accounting policies for the Funds.
     The Company shall assist and cooperate with Citi (and shall cause its officers, investment advisers and other service providers to assist and cooperate with Citi) to facilitate the delivery of information requested by Citi in connection with the preparation of the Fund’s Form N-CSR, including Fund financial statements, so that Citi may submit a draft Report to the Funds’ Disclosure Controls and Procedures Committee (“Fund DCP Committee”) at least ten (10) days prior to the date the relevant Report is to be filed. The relevant Certifying Officers and the Chief Legal Officer of the Fund shall be deemed to constitute the Fund DCP Committee in cases in which no other Fund DCP Committee has been designated or is operative. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for the Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee. At the request of the

Company or its Certifying Officers, Citi shall provide reasonable administrative assistance to the Company in connection with obtaining service provider sub-certifications and SAS-70 reports on internal controls, and in preparing summaries of issues raised in such documents.
     The Company recognizes its obligation to comply with Sarbanes-Oxley. Without limitation of the foregoing, the Company shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Fund’s investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by Citi (in order to print, distribute and/or file the same), and (b) evaluating the effectiveness of the design and operation of the Fund DCP, with (at the Company’s election) the participation of the Certifying Officers, within the requisite timeframe prior to the filing of each Report.
     The Company agrees and acknowledges that Citi Policies are applicable to the service of any Citi employee as a Certifying Officer or as Chief Legal Officer of the Company (an “Employee/Executive Officer”), and that to the extent this service is rendered by Citi it is limited, in each case, to providing an Employee/Executive Officer who, in the exercise of his or her duties to the Company, shall act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Company. Citi shall select, and may replace, the specific employee that it makes available to serve in the designated capacity as an Employee/Executive Officer, in Citi’s reasonable discretion, taking into account such person’s responsibilities concerning, and familiarity with, the Company’s operations.
     Citi’s provision of each Employee/Executive Officer is also subject to, and conditioned upon, the following:
(a)	The Fund DCPs shall contain (or the Company and Citi shall otherwise establish) mutually agreeable procedures governing the certification process, and the parties shall comply with such procedures in all material respects. Among other things, the procedures shall provide as follows:
(i)	The Company shall establish and maintain a Fund DCP Committee comprised of persons including (at a minimum) the Company’s Principal Executive Officer, Chief Financial Officer and Chief Legal Officer and such other individuals as may be reasonably necessary or appropriate for the Fund DCP Committee to ensure the cooperation of, and to oversee, each of the Company’s agents that records, processes, summarizes, or reports information contained in Fund Reports (or other information from which such information is derived), including the investment adviser and custodian (each, a “Service Provider”). In connection therewith, the Fund DCP Committee shall assist the Certifying Officers by requiring that sub-certifications acceptable to the Certifying Officers be provided by Service Providers.

(ii)	The Fund DCP Committee shall (i) meet within 10 days before the filing date of each Report to review the accuracy and completeness of the relevant Report and (ii) record its considerations and conclusions in a written memorandum sufficient to support conclusions pertaining to Fund DCPs as required by Item 9 of Form N-CSR. In conducting its review and evaluations, the Fund DCP Committee shall:
A)	establish a schedule to ensure that all required disclosures in Form N-CSR, including the financial statements, for the Fund are identified and prepared in a timeframe sufficient to allow review;

B)	review SAS 70 Reports pertaining to Service Providers, if applicable, or in the absence of any such reports, consider the adequacy of a sub-certification of the Service Provider. In cases where the SAS 70 report is dated more than 90 days prior to the issuance of a Report, the DCP Committee shall request a written representation from the Service Provider regarding the continued application and effectiveness of internal controls described in the report, or descriptions of any changes in internal control structure, as of the date of the bring-down certification;

C)	consider whether there are any significant deficiencies in the design or operation of the Fund DCPs that could adversely affect a Fund’s ability to record, process, summarize, and report financial data, and in the event that any such deficiencies are identified, disclose them to the Fund’s Certifying Officers, the Fund’s audit committee and its auditors;

D)	consider whether, to the knowledge of each member of the Fund DCP Committee, there has been or may have been any fraud, whether or not material, and in the event that any such occurrence is identified, ensure that this has been disclosed to the Certifying Officers and Chief Legal Officer (collectively, the “Executive Officers”), so that the Executive Officers may inform the Fund’s audit committee and its auditors; and

E)	determine whether there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of the most recent evaluation of internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses, and if there were any, take all steps necessary so that such changes and corrective actions are reflected in the Report.

(f)	The Company’s governing documents (such as its Charter and By-Laws) and/or resolutions of its Board shall contain mandatory indemnification provisions that are applicable to each Employee/Executive Officer, and which are intended to have the effect of fully indemnifying him or her and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service as an Employee/Executive Officer in good faith in a manner reasonably believed to be in the best interests of the Company, except to the extent he or she would otherwise be liable to the Company by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office, within the meaning of Section 17(h) of the 1940 Act.

(g)	The Company shall provide coverage to each Employee/Executive Officer under its directors and officers liability policy that is appropriate to the Employee/Executive Officer’s role and title, and that is consistent with coverage applicable to other executive management-level officers;

(h)	An Employee/Executive Officer that serves as a Certifying Officer shall have the full discretion to decline to certify a particular Report that fails to meet the standards set forth in the Certification, to report matters involving fraud or other failure to meet the standards of applicable law to the audit committee of the Board, or in appropriate circumstances, to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be (a) a material deviation from the Citi Policies, (b) a violation of Sarbanes-Oxley or other applicable laws, or (c) a material deviation by the Company from the terms of this Agreement governing the services of such Certifying Officer that is not caused by such Certifying Officer or Citi.

(i)	Each Employee/Executive Officer that serves as a Certifying Officer may, and the Company shall, promptly notify Citi of any issue, matter or event that would be reasonably likely to result in any claim by the Fund, the Fund’s shareholders or any third party which involves an allegation that any Report failed to meet the standards of applicable laws or that any of the Company’s Certifying Officers failed to exercise their obligations to the Fund in a manner consistent with Sarbanes-Oxley and other applicable laws.